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                                                                     EXHIBIT 4.9

                               AMENDMENT NO. 1 TO
                    SENIOR MANAGEMENT STOCK OPTION AGREEMENT



     THIS AMENDMENT NO. 1 to Senior Management Stock Option Agreement is made to be effective as of the 1st day of January 1992 by and between Imperial Credit Industries, Inc., (the "Corporation") and Stephen Shugerman (the "Optionee").

                                R E C I T A L S
                                ---------------

     WHEREAS, effective as of January 1, 1992, the parties hereto executed a Senior Management Stock Option Agreement (the "Option Agreement") whereby Optionee was granted Senior Management Stock Options (the "Options"); and

     WHEREAS, the parties hereto and Imperial Bank, the Corporation's principal shareholder, acknowledge that their intention at the time such Options were granted was that such Options would be exercisable in the event of a Change of Control (as defined herein) of the Corporation.

     WHEREAS, due to clerical error at the time such Option Agreement was drafted, such "Change of Control" provision did not appear in the Option Agreement when originally drafted.

     NOW, THEREFORE, the parties hereto agree as follows:

     1. All capitalized terms not defined herein shall have the same meaning as set forth in the Option Agreement.

     2. Section 1(a) of the Option Agreement is hereby amended to read in full as follows:

          "This Option shall be exercisable at any time after January 1, 1997 (subject to the provisions of Section 1(b), (c), (d) and (e) herein) and until December 31, 2001, unless sooner terminated as herein provided;"

     3. Section 1(e) is hereby added to the Option Agreement to read in full as follows:

          "(e) Notwithstanding the provisions of Section 1.1(a) herein, in the event of a "Change of Control" of the Corporation, Optionee may exercise all or part of the of the unexercised portion of this Option at any time until the expiration of this Option. For purposes of this
          Section 1(e), a "Change of
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          Control" of the Corporation means the occurrence of any of the following events: (A) the acquisition of the Corporation by merger, tender offer or otherwise by any person other than Imperial Bank or any affiliate thereof (a "Third Party"); (B) the acquisition by a Third Party of all or substantially all of the assets of the Corporation or of Southern Pacific Thrift and Loan Association, the Corporation's subsidiary; or (C) the acquisition by a Third Party of a majority of the outstanding shares of the common stock of the Corporation (including shares of common stock issuable upon conversion of any outstanding shares of preferred stock).

     4. No other provisions of the Option Agreement are affected by this Amendment No. 1.

     IN WITNESS WHEREOF, the Company and the Optionee have executed this Amendment No. 1 to Stock Option Agreement effective as of the date first written hereinabove.

                              "Corporation"

                              IMPERIAL CREDIT INDUSTRIES, INC.


                              By: /s/ Wayne Snavely
                                  ----------------------------------
                              H. Wayne Snavely, its Chief Executive Officer


                              "Optionee"


                              /s/ Stephen Shugerman
                              --------------------------------------
                              Stephen Shugerman